UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2013

Valley Forge Composite Technologies, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida (state or other jurisdiction of incorporation)	000-51420 (commission file number)	20-3061892 (irs employer identification no.)

50 East River Center Blvd., Suite 820, Covington Kentucky (address of principal executive offices)		41011 (zip code)
Registrant’s telephone number, including area code (859) 581-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

The Company is discussing with the U.S. Attorney for the Eastern District of Kentucky  allegations that it exported over $37 million worth of military semiconductors to Hong Kong since about 2009 in violation of the International Traffic in Arms Regulations (“ITAR”).  Although the Company’s internal investigation is in its early stages, the Company has reason to believe that the vast majority of these exports involved commercial semiconductors that were clearly not subject to control under the ITAR, and were not controlled for export to Hong Kong under the Export Administration Regulations (“EAR”).  The  U.S. Attorney executed a search warrant on the Company and subsequently seized the bank accounts of the Company, which held approximately $1.5 million, reportedly on the basis that these funds were entirely the proceeds of illegal exports or an instrumentality thereof, which the Company denies. The Company intends to seek judicial relief for return of its funds and the unsealing of the affidavit supplied in support of the forfeiture, which the Company has reason to believe contains allegations that are inaccurate with the regard to the source of the seized funds and the characterization of its export activity.  If the Company is unsuccessful in obtaining such judicial relief in a timely manner or is unsuccessful in defending itself against such allegations, the Company could be materially and adversely affected.  Until the matter is resolved, the Company may not be able to sell momentum wheels and related components, which could adversely and materially affect the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALLEY FORGE COMPOSITE TECHNOLOGIES, INC.

By: /s/ Louis J. Brothers

Louis J. Brothers
President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Date: February 6, 2013